Exhibit 99.1

1001 Louisiana St., Suite 2900 Houston, TX 77002 NYSE: SPN (713) 654-2200

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (713) 654-2200;

Robert Taylor, CFO or Greg Rosenstein, EVP of Corporate Development, (504) 587-7374

Superior Energy Services, Inc. Announces First Quarter 2014 Results

Houston – April 24, 2014 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income from continuing operations of $42.6 million, or $0.27 per diluted share, and net income of $36.7 million, or $0.23 per diluted share, on revenue of $1,061.4 million for the first quarter of 2014.

These results compare with the first quarter of 2013 net income from continuing operations of $80.6 million, or $0.51 per diluted share, and net income of $63.7 million, or $0.40 per diluted share, on revenue of $1,086.9 million.

During 2014, the Company has repurchased and retired approximately 2.8 million shares of its common stock for a total purchase price of $82.3 million (average price of $29.12) pursuant to the Company’s $400 million share repurchase program.

David Dunlap, President and CEO of the Company, commented, “We anticipated that extreme winter weather in the U.S. would create challenges during the first quarter. As weather improved during the second half of the quarter, we witnessed activity increases, driven by an increase in horizontal drilling. In addition, U.S. margins were positively impacted by the cost improvement initiatives that we enacted during 2013. Our U.S. land revenue was 7% lower than the same period a year ago and 1% higher than the fourth quarter of 2013. Gulf of Mexico revenue was 13% higher as compared with the first quarter of 2013, but 3% lower than fourth quarter of 2013 primarily due to seasonal factors. International revenue was 1% higher than the first quarter of 2013, but 8% lower than the fourth quarter of 2013 primarily due to lower revenue in drilling products and services.

“Overall, the quarter finished up strong and should serve as a foundation to achieve further growth as the year progresses, particularly in the U.S. land markets, driven by higher utilization across various products and services.

“We continue to focus on operational efficiency and returning cash to shareholders. We have repurchased about $93 million under our $400 million share repurchase program since inception in October 2013 and issued our first quarterly dividend of $0.08 per share in February 2014.”

First Quarter 2014 Geographic Breakdown

U.S. land market revenue was $681.3 million in the first quarter of 2014, as compared with $732.8 million in the first quarter of 2013 and $673.1 million in the fourth quarter of 2013. Gulf of Mexico market revenue was $211.0 million, as compared with $186.8 million in the first quarter of 2013 and $218.0 million in the fourth quarter of 2013. International market revenue was $169.1 million, as compared with $167.3 million in the first quarter of 2013 and $184.6 million in the fourth quarter of 2013.

Discontinued Operations

Discontinued operations include the Company’s subsea construction and conventional decommissioning businesses. As a result, the Subsea and Technical Solutions segment has been renamed Technical Solutions.

Drilling Products and Services Segment

Drilling Products and Services segment revenue was $220.2 million, a 14% increase from first quarter 2013 revenue of $194.0 million and a 2% decrease from fourth quarter 2013 revenue of $223.6 million.

On a sequential basis, Gulf of Mexico market revenue increased 11% to $101.4 million, which was offset by a 21% decline in international market revenue to $51.4 million. U.S. land market revenue was unchanged at $67.4 million. Gulf of Mexico market revenue was higher due to increased demand for premium drill pipe and accommodations. The primary drivers of the lower international revenue were lower demand for premium drill pipe in the North Sea and accommodations in Latin America.

Onshore Completion and Workover Services Segment

Onshore Completion and Workover Services segment revenue in the first quarter was $389.9 million, an 8% decrease from first quarter 2013 revenue of $426.0 million, and a 4% increase from fourth quarter 2013 revenue of $374.5 million. Virtually all of the revenue in this segment is generated from U.S. land market areas.

On a sequential basis, revenue increased in fluid management services, which more than offset small declines in revenue from pressure pumping and well service rigs. The increase in fluid management revenue was primarily associated with increased demand for heating-related activity.

Production Services Segment

Production Services segment revenue was $321.2 million, a 13% decrease from first quarter 2013 revenue of $367.4 million and an 8% decrease from fourth quarter 2013 revenue of $349.4 million.

U.S. land market revenue declined 6% sequentially to $202.3 million, primarily due to reduced demand for coiled tubing, remedial pumping and snubbing services. International market revenue decreased 3% to $84.3 million primarily due to a decline in hydraulic workover and snubbing activity, partially offset by an increase in remedial pumping in Latin America. Gulf of Mexico revenue declined 28% to $34.6 million primarily due to seasonal factors in the shallow water market area, leading to lower activity for coiled tubing, wireline and hydraulic workover and snubbing services.

Technical Solutions Segment

Technical Solutions segment revenue, which includes revenue from continuing operations only, was $130.1 million, a 31% increase from first quarter 2013 revenue of $99.5 million and a 1% increase from fourth quarter 2013 revenue of $128.2 million.

Gulf of Mexico market revenue decreased 5% sequentially to $74.9 million due to a reduction in well control work following the completion of large projects in the prior quarter. International market revenue increased 3% to $33.4 million as a result of an increase in well control work. U.S. land market revenue increased 28% sequentially to $21.8 million primarily due to an increase in demand for completion tools and products.

Conference Call Information

The Company will host a conference call at 9 a.m. Eastern Time on Friday, April 25, 2014. The call can be accessed from Company’s website at www.superiorenergy.com, or by telephone at 480-629-9771. For those who cannot listen to the live call, a telephonic replay will be available through Friday, May 9, 2014 and may be accessed by calling 303-590-3030 and using the pass code 4678489#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

The press release contains certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve risks and uncertainties. Such forward-looking statements are subject to uncertainties that could cause actual results to differ materially from such statements. Such uncertainties include, but are not limited to: risks inherent in acquiring businesses, the effect of regulatory programs and environmental matters on the Company’s performance, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for the Company’s pressure pumping services; risks associated with business growth outpacing the capabilities of the Company’s infrastructure and workforce; risks associated with the uncertainty of macroeconomic and business conditions worldwide; the cyclical nature and volatility of the oil and gas industry, including the level of exploration, production and development activity and the volatility of oil and gas prices; changes in competitive factors affecting the Company’s operations; political, economic and other risks and uncertainties associated with international operations; the impact that unfavorable or unusual weather conditions could have on the Company’s operations; the potential shortage of skilled workers; the Company’s dependence on certain customers; the risks inherent in long-term fixed-price contracts; and, operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which the Company’s forward-looking statements are based are likely to change after the forward-looking statements are made, including for example the market prices of oil and natural gas and regulations affecting oil and gas operations, which the Company cannot control or anticipate. Further, the Company may make changes to its business plans that could or will affect the Company’s results. The Company undertakes no obligation to update any of its forward-looking statements and it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in the assumptions, changes in the Company’s business plans, our actual experience, or other changes.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three Months Ended March 31, 2014 and 2013

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues	$1,061,418	$1,086,872

Cost of services (exclusive of items shown separately below)	651,605	651,594
Depreciation, depletion, amortization and accretion	162,318	144,964
General and administrative expenses	155,919	145,896

Income from operations	91,576	144,418

Other income (expense):
Interest expense, net	(23,881)	(28,261)
Other income (expense)	(35)	4,575

Income from continuing operations before income taxes	67,660	120,732
Income taxes	25,034	40,114

Net income from continuing operations	42,626	80,618

Loss from discontinued operations, net of income tax	(5,954)	(16,891)

Net income	$36,672	$63,727

Basic earnings (losses) per share:
Net income from continuing operations	$0.27	$0.51
Loss from discontinued operations	(0.04)	(0.11)

Net income	$0.23	$0.40

Diluted earnings (losses) per share:
Net income from continuing operations	$0.27	$0.51
Loss from discontinued operations	(0.04)	(0.11)

Net income	$0.23	$0.40

Weighted average common shares used in computing earnings per share:
Basic	158,212	158,946

Diluted	160,912	160,433

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2014 AND DECEMBER 31, 2013

(in thousands)

	3/31/2014	12/31/2013
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$145,848	$196,047
Accounts receivable, net	906,235	937,195
Deferred income taxes	6,367	8,785
Income taxes receivable	—	5,532
Prepaid expenses	69,031	70,421
Inventory and other current assets	202,027	258,449
Assets held for sale	321,484	—

Total current assets	1,650,992	1,476,429

Property, plant and equipment, net	2,779,345	3,002,194
Goodwill	2,458,409	2,458,109
Notes receivable	24,073	23,708
Intangible and other long-term assets, net	435,209	450,867

Total assets	$7,348,028	$7,411,307

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$205,029	$216,029
Accrued expenses	310,282	376,049
Income taxes payable	3,034	—
Current portion of decommissioning liabilities	27,322	27,322
Current maturities of long-term debt	20,000	20,000
Liabilities held for sale	84,453	—

Total current liabilities	650,120	639,400

Deferred income taxes	734,842	736,080
Decommissioning liabilities	57,330	56,197
Long-term debt, net	1,641,242	1,646,535
Other long-term liabilities	168,816	201,651

Total stockholders’ equity	4,095,678	4,131,444

Total liabilities and stockholders’ equity	$7,348,028	$7,411,307

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED MARCH 31, 2014, DECEMBER 31, 2013, AND MARCH 31, 2013(2)

(unaudited)

(in thousands)

	Three months ended,
	March 31, 2014	December 31, 2013	March 31, 2013
Revenue
Drilling Products and Services	$220,210	$223,591	$193,979
Onshore Completion and Workover Services	389,877	374,489	425,983
Production Services	321,235	349,370	367,397
Technical Solutions	130,096	128,194	99,513

Total Revenues	$1,061,418	$1,075,644	$1,086,872

	March 31, 2014	December 31, 2013	March 31, 2013
Gross Profit (1)
Drilling Products and Services	$153,058	$152,963	$129,334
Onshore Completion and Workover Services	105,642	110,467	144,244
Production Services	94,010	94,391	114,342
Technical Solutions	57,103	54,163	47,358

Total Gross Profit	$409,813	$411,984	$435,278

	March 31, 2014	December 31, 2013	March 31, 2013
Income (Loss) from Operations
Drilling Products and Services	$66,881	$68,294	$56,194
Onshore Completion and Workover Services	6,070	(3,613)	49,235
Production Services	5,014	(26,840)	23,694
Technical Solutions	13,611	(246,550)	15,296

Total Income(Loss) from Operations	$91,576	$(208,709)	$144,419

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.
(2)	Income (loss) from Continuing Operations for all prior periods has been adjusted for discontinued operations from the Technical Solutions segment. No portion of the goodwill impairment for the three months ended December 31, 2013 has been allocated to discontinued operations.